Exhibit 99.1

Index Oil and Gas Inc. Announces Financial and Operating Results For Third Fiscal Quarter Ended December 31, 2008

HOUSTON, Feb. 18, 2009 (GlobeNewswire)-- Index Oil and Gas Inc. announced today that the company filed its unaudited financial results for the third fiscal quarter ended December 31, 2008.  The Form 10-Q was filed on February 17, 2009 with the Securities and Exchange Commission.  The company’s fiscal year 2009 ends March 31, 2009.

The company incurred a net loss of $4.4 million during the quarter, inclusive of a non-cash impairment charge of approximately $3.6 million arising from the full cost ceiling test limitation, due to a reduction in estimated reserves and in oil and natural gas prices. This compares to a net loss of $0.5 million in third quarter ended December 31, 2007. Oil and natural gas sales revenues for the third quarter of fiscal year 2009 were $440,905 as compared to $185,314 for the equivalent period in the previous fiscal year.

Production volumes for the period were 55.8 million cubic feet equivalent (MMcfe), an increase of 31.8 MMcfe from 24.0 MMcfe reported from the same period in fiscal year 2008. The volumes reflect a 15 percent decline from the second quarter of fiscal year 2009 primarily due to the loss of production from the Shadyside well. Natural gas production for the quarter provided 82 percent of total production, on an energy equivalent basis. Average natural gas sales price in the quarter was $7.46 per thousand cubic feet of gas.

 “The last two quarters have been challenging for Index as the industry as a whole is dealing with lower commodity prices and restricted capital markets,” said Lyndon West, chief executive officer of Index. "As a result of the difficult operating environment, the company has adjusted its general and administrative costs to reflect the current price environment and remains free of borrowings. Furthermore, we reported significant success in our South Texas exploration program with one well commencing production and another encountering multiple zones indicative of potential natural gas pay.”

Significant developments for the period were the following:

Production begins from Cochran #1 exploratory well – The Cochran #1 in the Garwood prospect in Colorado County, Texas, which was drilled during the period, began first production on January 4, 2009 when the well flowed at an initial daily rate of more than 6.1 million cubic feet of gas and 100 barrels of oil plus approximately 300 barrels of water through an 18/64-inch choke at 3,766 pounds per square inch flowing tubing pressure. The well was drilled to a total measured depth of 16,870 feet in mid-December. Index holds a five percent working interest (3.75 percent net revenue interest) in the well and leases in this program. To date, the well is performing to expectation in terms of production.

Successful drilling of Alligator Bayou prospect –The Armour-Runnells #1 ST exploratory well located in Matagorda County, Texas reached a total depth of 23,830 feet encountering multiple zones indicative of potential natural gas pay.  The well was logged with core and sidewall data recovered from selected intervals.  Testing operations are underway to determine if commercial quantities of natural gas exist.  Index holds a five percent working interest (3.5 percent net revenue interest) in the well and leases.

Final write down of reserves in two wells – Efforts to revive production from the Vienam #1 well in the Manor Lake area of Brazoria County, Texas were unsuccessful when an interval of potential natural gas pay farther up hole of the original two gas-bearing Frio zones was perforated and deemed non-commercial.  Index holds a 19.5% working interest in the Vieman #1 well.  Workover operations conducted during December 2008 at the Shadyside #1 well in Saint Mary's Parish, Louisiana indicated that both gas-bearing zones had been depleted after one year of production. The well was producing from a lower zone until September 2008 when the operator recommended perforation of a second zone of the well.  Index has a 30 percent working interest in the Shadyside #1 well. Volumes from both of the wells had been written off over the course of the last several quarters, with the full write down of Shadyside reserves made in the third fiscal quarter ended December 31, 2008.

About Index Oil and Gas:

Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) is an oil and gas exploration and production company with activities primarily in Texas, Louisiana and Kansas and offices in Houston. Its goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects in the United States.   To learn more about Index Oil and Gas, visit http://www.indexoil.com.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This release may also contain other ”forward-looking statements”' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2008 and the Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

Contacts

Investors:	Lyndon West	Media:	Janice Aston White
	Index Oil and Gas Inc.		1-713-666-4543
	1-713-715-9275		1-713-806-8458

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